CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust and to the use of our report dated November 29, 2021 on the financial statements and financial highlights of Sierra Tactical Bond Fund, Sierra Tactical All Asset Fund, Sierra Tactical Core Income Fund, Sierra Tactical Municipal Fund, and Sierra Tactical Risk Spectrum 50 Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust. Such financial statements and financial highlights appear in the September 30, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 20, 2022